Exhibit 99.1

W Holding Company, Inc. Reports Adjusted Net Income for the First Quarter Ended March 31, 2003

MAYAGUEZ, Puerto Rico, May 15 /PRNewswire-FirstCall/ — W HOLDING COMPANY, INC. (NYSE: WHI), the financial holding company of WESTERNBANK PUERTO RICO and WESTERNBANK INSURANCE CORP., reported today adjusted results for the first quarter ended March 31, 2003.

The adjusted earnings result from a further evaluation of the continuing decline in secondary market prices for the Company’s investments in corporate bonds and loans obligations (“CBOs and CLOs”). As a result of the further evaluation which reflects continuing developments subsequent to the April 21 earnings release, management determined that a $13.0 million other-than- temporary impairment charge (in addition to the $2.7 million previously reported) was warranted to adjust to fair value all of the investment in CBOs and CLOs. The additional adjustment was recorded effective for the quarterly period ended March 31, 2003, thereby resulting in a total charge for the quarter of $15.7 million ($11.8 million after tax).

After giving effect to the adjustment, net income amounted to $14.9 million or $0.16 earnings per basic and diluted common share for the first quarter ended March 31, 2003, compared to net income of $17.9 million or $0.23 (split adjusted) per basic and diluted common share for the first quarter of 2002, a decrease of $3.0 million or 16.84%.

The initial $2.7 million impairment charge was taken as a result of downgrades of the debt tranches of two of the Company’s CBO’s. The lowered ratings reflect factors that have negatively affected the credit enhancement available to support the rated notes since the transaction was originated in October 2000. These factors include a decline in the weighted average coupon and weighted average margin generated by new assets in the pool, as well as a negative migration in the overall credit quality of certain assets within the collateral pool. Management estimate of fair value was based on the recoverability of the invested amount based on expected future cash inflows of the tranches obtained from a major broker-dealer. However, it should be highlighted that as of the press release date no defaults had occurred within the securities underlying the CBOs and CLOs portfolio.

Subsequent to the issuance of the press release, certain bonds and loans underlying the collateral of other investments in CBOs and CLOs were downgraded and defaults under the covenants of trust agreements of certain CBOs and CLOs were reported by trustees. Management believes that it is probable that an adverse change in estimated cash flows for the CBOs and CLOs portfolio will occur, which provides additional evidence that these investments at March 31, 2003 were other-than temporary impaired. Management, using quotations provided by brokers-dealers, determined that an additional $13.0 million other-than-temporary impairment charge from the amount of $2.7 million previously reported, for a total charge in the quarter ended March 31, 2003 of $15.7 million ($11.8 million net of tax-effect), was warranted to adjust to fair value all of the investment in CBOs and CLOs.

After giving effect to the additional charges for the first quarter, the return on common stockholders’ equity (ROCE) for the first quarter ended March 31, 2003, was 11.87%, compared to 27.67% for the same period in 2002. The decrease is attributable to the effect of the additional write-downs and a stronger capital position as a result of the issuance of 6,095,000 shares of the Company’s common stock in August 2002, providing a net capital infusion of $97.9 million. The return on assets (ROA) for the quarter ended March 31, 2003, was 0.70%, down from 1.13% for the same quarter in 2002.

As of March 31, 2003, total assets ended at $8.85 billion. Total assets grew $641.2 million or 7.81%, up from $8.2 billion as of December 31, 2002.

Stockholders’ equity amounted to $590.9 million as of March 31, 2003, compared to $584.7 million as of December 31, 2002. The increase resulted from the net income of $14.9 million generated during the quarter ended March 31, 2003, partially offset by dividends paid during the quarter of $4.3 and $4.1 million on our common and preferred stock, respectively. The period-end number of common shares outstanding increased from 68,346,306 as of December 31, 2002 to 68,370,436 as of March 31, 2003, as a result of the conversion of certain non-cumulative convertible preferred stock, 1998 Series A.

Westernbank Puerto Rico, a wholly-owned subsidiary of W HOLDING COMPANY, INC., is the third largest locally controlled banking entity headquartered in Puerto Rico, in term of total assets operating throughout Puerto Rico through 51 full fledged branches, including 33 in the Southwestern region of Puerto Rico, 7 in the Northeastern region, and 11 at the San Juan Metropolitan area of Puerto Rico. W HOLDING COMPANY, INC. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.

For further information contact: Frank C. Stipes, Esq., Chief Executive Officer or Freddy Maldonado, Chief Financial Officer of the Company at (787) 834-8000; Internet web site: www.wholding.com.